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                                 ADDENDUM TO THE CUSTODIAN AGREEMENT

THIS ADDENDUM TO THE CUSTODIAN AGREEMENT dated November 13, 1996, between IDS Global Series, Inc. (the "Corporation") on behalf of its underlying series funds: IDS Emerging Markets Fund and IDS Innovations Fund (individually a "Fund" and collectively the "Funds"); American Express Trust Company (the "Custodian") and American Express Financial Corporation ("AEFC") is made pursuant to
Section 12 of the agreement to reflect the Funds' arrangement of investing all of their assets in a master trust.

Whereas, AEFC serves as administrator for the Corporation and for the master trust in which the Funds invest.

Now, therefore, the Corporation, the Custodian and AEFC agree as follows:

The parties to this agreement acknowledge that, so long as the Funds invest all of their assets in a master trust, the only assets held by the Funds will be units of the master trust. The parties agree that the Custodian is entitled to rely upon AEFC for an accounting of the number of units held, purchased or redeemed by the Funds and to delegate to AEFC responsibility for all reporting to the Corporation. AEFC agrees to indemnify and hold harmless the Custodian from all claims and liabilities incurred or assessed against the Custodian in connection with the accounting for and reporting to the Corporation by AEFC.

IN WITNESS WHEREOF, the Corporation, the Custodian and AEFC have caused this Addendum to the Custodian Agreement to be executed on November 13, 1996 which shall remain in effect until terminated by one of the parties on written notice to the other parties to this Addendum.

IDS GLOBAL SERIES, INC.
  IDS EMERGING MARKETS FUND
  IDS INNOVATIONS FUND


By /s/ Leslie L. Ogg
          Leslie L. Ogg
          Vice President


AMERICAN EXPRESS TRUST COMPANY

By /s/ Chandrakant A. Patel
          Chandrakant A. Patel
          Vice President

AMERICAN EXPRESS FINANCIAL CORPORATION

By /s/ Michael J. Hogan
       Michael J. Hogan
       Vice President